EXHIBIT 19.1
VANDA PHARMACEUTICALS INC.
POLICY MEMORANDUM
CONCERNING SECURITIES TRADING
(As of December 13, 2023)
I.Statement of Company Policy Regarding Securities Trading
A.Officers, directors and employees of Vanda Pharmaceuticals Inc. and its subsidiaries (collectively, the “Company”) who obtain material non-public information about the Company’s affairs shall maintain the confidentiality of that information and shall not, while in possession of such information, engage in personal transactions in Company Common Stock or other Company securities. Similarly, they shall not convey (“tip”) such information to any other person who may use that information for personal benefit. Anybody who violates this Policy may be subject to disciplinary measures, which may include termination of employment.
B.Officers, directors and employees of the Company who, while carrying out their duties, obtain material non-public information about the affairs or prospects of other companies whose securities are publicly traded, including information about possible transactions between such other companies and the Company shall not, while in possession of such information, engage in personal transactions in the securities of any such companies. Similarly, they shall not convey or tip such information to any other person who may use that information for personal benefit.
C.Company officers and employees who are not Insiders (as set forth on Schedule 1 to this Policy Memorandum) may engage in personal transactions in Company Common Stock or other Company securities so long as they are not in possession of material non-public information and so long as such transactions do not occur within a “blackout” period, as described in this Policy Memorandum.
D.Company Insiders may not engage in personal transactions in Company Common Stock or other Company securities without the prior approval of the Company’s General Counsel. The General Counsel may not engage in personal transactions in Company Common Stock or other Company securities without the prior approval of the Chief Financial Officer.
E.Notwithstanding the above, officers, directors and employees of the Company may engage in personal transactions in Company Common Stock pursuant to a 10b5-1 Plan (defined below) if (1) the person does not possess any material non-public information when the plan is established and (2) the plan complies with the requirements of the securities laws (including Rule 10b5-1, as defined below) and the procedures outlined in this Policy Memorandum.
F.Officers, directors and employees of the Company are prohibited from posting any information about the Company, its business or future performance on the Internet, in chat rooms, on bulletin boards or through any social media or other means.

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G.Officers, directors and employees of the Company shall observe the foregoing policy and the procedures regarding securities transactions outlined in this Policy Memorandum at all times. Failure to do so will be grounds for disciplinary action, up to and including dismissal. Failure to obey the mandates of this Policy Memorandum may also result in civil or criminal penalties (including imprisonment, criminal and civil fines).
H.Any person with supervisory authority over any the Company personnel shall report violations of these Company policies and procedures to the Company’s General Counsel.
II.Legal Background
“Insider trading” has become a top enforcement priority of the Securities and Exchange Commission (“SEC”) and the Department of Justice in recent years. The SEC and the stock exchanges have established sophisticated methods to detect trading patterns that suggest possible trading on inside information. Criminal prosecutions for insider trading are commonplace and may result in substantial fines and/or imprisonment. Because the Company’s Common Stock is publicly traded, “insider trading” is an issue for all officers, directors and employees of the Company.
While the term “insider trading” is not specifically defined in the Federal statutes, the prohibition against such trading generally is understood to prohibit any person from (1) trading on the basis of material, non-public information, (2) tipping such information to others or recommending the purchase or sale of securities on the basis of such information or (3) assisting someone who is engaged in any of the above activities. The term “insider” applies to anyone who, by virtue of a special relationship with a company, possesses material, non-public information regarding the business of that company. Thus, in the case of the Company, the term “insider” covers directors, officers and all other employees who may become aware of such information concerning the Company or other public companies.
“Insider trading” occurs when a person trades in securities while in possession of information which is both material and non-public. Information is generally deemed to be “material” if a “reasonable investor” would rely on it in making a decision to purchase, sell or hold a security to which the information relates. As a practical matter, materiality often is determined after the fact, when it is known that someone has traded on the information and after the information itself has been made public and its effects upon the market are more certain. Filings with the SEC, press releases, brokerage reports and other information disclosed by the Company in accordance with Regulation FD (Fair Disclosure) are generally regarded as public information. Information about undisclosed financial results or projections or a possible acquisition, new contract or other material development, whether concerning the Company or otherwise, obtained in the normal course of employment or through a rumor, tip or just “loose talk”, are generally not considered public information.
If any officer, director or employee has any doubt as to whether information he or she has received is “material” or “non-public,” the question should be referred to the General Counsel prior to any trading by such person in the Company’s Common Stock or other Company securities.

EXHIBIT 19.1
The Securities Exchange Act of 1934, and Rule 10b-5 thereunder, make it unlawful for any person to make false statements or omit to state material facts in connection with the purchase or sale of any security. This rule applies to trading activities by persons in possession of material, non-public information who fail to disclose that information prior to engaging in trading. The Insider Trading and Securities Fraud Enforcement Act of 1988 has expanded the liability of persons who engage in such trading to include explicitly the employer of such persons if the employer knowingly or recklessly disregarded the likelihood of a violation and failed to take appropriate steps to prevent a violation. The procedures regarding securities trading outlined below are designed to deter and, to the extent possible, prevent such improper trading.
Rule 10b5-1 under the Securities Exchange Act of 1934 (“Rule 10b5-1”) permits an officer, director or employee to establish a written trading plan for trading securities. By establishing a written trading plan while not in possession of material, non-public information, future sales under the plan are not prohibited, even if the person later becomes aware of material, non-public information. Any trading plan must be in writing, state the amount, price and date of planned transactions, not be subject to future influence by the insider and generally comply with the limitations described in Rule 10b5-1. Trading plans must also comply with the procedures outlined below.
The Company’s directors and officers (as defined in SEC Rule 16a-1(f)) (“officers”) are subject to the reporting and “short- swing profit” liability provisions of Section 16 of the Securities Exchange Act of 1934 (“Section 16”) and the restrictions applicable to “affiliates” under SEC Rule 144. These individuals will be informed of their status by the Company and provided with additional policies and procedures applicable to them. The establishment of a trading plan does not lessen the reporting obligations or potential liabilities of directors and executive officers under Section 16.
III.Procedures Concerning Securities Trading
For purposes of this Policy Memorandum, the procedures set forth below apply to all persons who in the course of providing service to the Company as a director, officer or employee are likely to come into possession of material, non-public information regarding the Company’s business and/or the business of other public companies. As used herein, “Insiders” shall mean the persons set forth on Schedule 1 of this Policy Memorandum, as the same may be amended from time to time.
A.Blackout Periods. The Company’s announcement of its quarterly financial results almost always has the potential to have a material effect on the market for the Company’s securities. Therefore, to avoid even the appearance of trading on the basis of material nonpublic information, no Insider or other officer or employee may trade in the Company’s securities during a “blackout period”.
(1)Quarterly Blackout Periods. Insiders and other officers and employees must not trade in Company Common Stock or other Company securities during the period beginning on the 16th day of the last month of each fiscal quarter and ending after

EXHIBIT 19.1
the second full trading day following the release of the Company’s earnings news for that fiscal quarter.
(2)Interim Earnings Guidance; Material Announcements. The Company may on occasion issue interim earnings guidance or other potentially material information (such as clinical trial results) by means of a press release and or SEC filing on Form 8-K, or other means designed to achieve widespread dissemination of the information. In preparation for such an announcement the Company may announce the commencement of an additional blackout period while it prepares the information to be released. This blackout period will generally remain in effect until the information has been released and fully absorbed by the market (usually within 48 hours). The Company has full discretion to determine the time period during which trading may be limited or “blacked out”.
(3)Event-Specific Blackouts. From time to time, an event may occur that may be considered material to the Company and is not publicly known. As long as the event may be considered material and remains nonpublic, the persons who are aware of the event may not trade in the Company’s securities.
In addition, whenever the Company considers it necessary or desirable to promote compliance with the securities laws, it may notify all or any group of directors, officers or employees that they are not permitted to trade in the Company’s securities or in the securities of another public company. This trading restriction is known as an “event- specific blackout.” The Company has full discretion to determine the time period during which trading will be “blacked out”.
Because it is often difficult to assess the materiality of nonpublic information, the Company may impose an event-specific blackout if there is risk that nonpublic information may be material, even though the matter is not free from doubt. Moreover, the existence of an event-specific blackout does not create any obligation on the Company, whether contractual or otherwise, to disclose the nonpublic information that results in the blackout.
The existence of an event-specific blackout will be announced only to those persons who are prohibited from trading. It applies to these persons whether or not they are aware of the event that triggered the blackout. A person who was made aware of the existence of an event-specific blackout should not disclose the existence of the blackout to anyone else, including other employees.
The failure of the General Counsel to subject a person to an event-specific blackout will not relieve that person of the obligation not to trade while aware of material nonpublic information. Even if a blackout is not in effect, one may never trade in Company securities if they are aware of material nonpublic information about the Company.
(4)Hardship Exceptions. An individual who is subject to a quarterly earnings blackout period and who has an unexpected and urgent need to sell Company stock in

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order to generate cash may, in limited and appropriate circumstances, be permitted to sell Company stock even during the quarterly blackout period. Hardship exceptions may be granted only by the General Counsel and must be requested at least two trading days in advance of the proposed trade. A hardship exception may be granted only if the General Counsel concludes that the Company’s earnings information for the applicable quarter does not constitute material nonpublic information. Under no circumstance will a hardship exception be granted during an event-specific blackout period (see above) or to Insiders who are subject to Section 16. Additionally, under no circumstance will a hardship exception apply to any person in possession of material non-public information regarding the Company.
(5)Default “Same Day Sale” to Cover. Notwithstanding the foregoing and for the avoidance of doubt, if the Compensation Committee of the Company’s Board of Directors has determined that it is advisable and in the best interest of the Company to designate an open market broker-assisted sale of Company Common Stock (“Same Day Sale-to-Cover Transactions”) as the default method for (i) payment of the exercise price and/or satisfaction of tax withholding upon the exercise of stock options and/or (ii) satisfying the Company’s tax withholding obligations upon the settlement of stock awards, such Same Day Sale-to-Cover Transactions shall not be subject to any blackout periods or other restrictions set forth herein.
B.Insiders. In addition to the restrictions contained above, no Insider may purchase or sell Company Common Stock except as follows:
(1)No Insider may trade in Company Common Stock or other Company securities without the prior written approval of the General Counsel or pursuant to a written trading plan meeting the requirements contained in this Policy Memorandum and applicable laws and regulations. Approval from the General Counsel may be sought by submitting a “Request for Prior Approval of Securities Transactions” (Exhibit A) at least three days in advance of any proposed trade. The General Counsel is not obligated to specify the reason for any denial of trading approval.
(2)To assist in monitoring compliance with this Policy Memorandum, and to ensure timely filing of Forms 4 and 5 with the SEC by persons subject to Section 16, Insiders who are subject to Section 16 shall submit a “Transaction Report” (Exhibit B) in writing or by e-mail to the General Counsel within six hours after any transaction in Company Common Stock or other Company securities (including any change pursuant to a pre-existing written trading plan). Insiders who are subject to Section 16 must file a Form 4 with the SEC within two business days after any transaction involving a class of Company securities registered with the SEC, including Company Common Stock.
C.Trading Plans. Without regard to the restrictions listed above, Insiders and other officers and employees may sell Company Common Stock or other Company securities pursuant to a pre- existing written plan meeting the requirements of Rule 10b5-1 under the Securities Exchange Act of 1934 (“10b5-1 Plan”). All persons who enter into a 10b5-1 Plan must comply

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with the ongoing requirement to act in good faith with respect to such 10b5-1 Plan (and in the case of directors and officers, the certification that the director or officer, as the case may be, at the time of the adoption of the 10b5-1 Plan, is not aware of material, nonpublic information about the Company or its securities and is adopting the 10b5-1 Plan in good faith and not as part of a plan or scheme to evade the prohibitions of Section 10(b) and Rule 10b-5 of the Securities Exchange Act of 1934. All 10b5-1 Plans must be pre-approved by the General Counsel and may be subject to review by the Company’s outside legal counsel. Approval of a 10b5-1 Plan by the General Counsel shall not be considered a determination by us or the General Counsel that the 10b5-1 Plan satisfies the requirements of Rule 10b5-1. Except for one later-commencing 10b5-1 Plan under which trading is not authorized to begin until after all trades under the earlier commencing 10b5-1 Plan are completed or expired without execution (subject to the proviso contained in Rule 10b5-1(c)(1)(ii)(D)(2)) or as otherwise permitted under Rule 10b5-1(c)(1)(ii)(D), a director, officer or employee who enters into a 10b5-1 Plan may not have another outstanding 10b5-1 Plan (and may not subsequently enter into any additional 10b5-1 Plan) for purchases or sales of any class of securities of the Company on the open market (i.e., 10b5-1 Plans cannot “overlap”). Additionally, a director, officer or employee may not enter into a 10b5-1 Plan designed to effect the open-market purchase or sale of the total amount of securities as a single transaction (i.e., a “single-trade plan”) more than once during any consecutive 12-month period. Each 10b5-1 Plan must:
(1)Be established by the Insider or other officer or employee (a) while not in possession of material, non-public information, (b) during an open trading window (i.e., not during a blackout period, as described above), and (c) who continues to act in good faith with the 10b5-1 Plan.
(2)State clearly how determinations as to amount, price and date of transactions are to be made, or delegate discretionary trading authority to a named party who is neither subject to the influence of the person establishing the plan nor privy to material, non-public information about the Company, in accordance with Rule 10b5-1. Amounts may be determined by formula, algorithm or computer program. Prices may be determined by market order or limit order. Market order plans must specify the day on which a transaction will occur. Limit order plans must specify the day or days on which a limit order will remain open.
(3)Provide for no subsequent control over the trading plan while the Insider or other officer or employee possesses material, non-public information.
(4)Provide that first trade under the trading plan may not occur before a required initial “Cooling-off Period”, consisting of either, in the case of directors and officers, the later of (1) ninety (90) days following the establishment of a 10b5-1 Plan or (2) two business days following the disclosure of the Company’s financial results in a Form 10-Q or Form 10-K for the fiscal quarter in which the 10b5-1 Plan was adopted (subject to a maximum of one hundred twenty (120) days after the establishment of the 10b5-1 Plan); or, in the case of all other employees, thirty (30) days following the establishment of a 10b5-1 Plan.

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(5)Provide that no hedging transactions may be entered into with respect to securities subject to the trading plan.
(6)Specify a termination date, unless it is clearly stated in the plan that it will continue for an indefinite period, and provide for early termination.
(7)Contain an automatic termination or suspension provision triggered upon notice that the trading activity will have an adverse effect on the Company or cause a violation of law. For example, continued trades could interfere with lock-up obligations imposed on Insiders in connection with an underwritten public offering or violate Regulation M when the Company is engaged in a public offering of its securities.
(8)Name a single broker-dealer or other financial institution to execute all trades under the trading plan.
(9)Contain a provision requiring timely notification to the Company of all transactions pursuant to the trading plan to assure compliance with applicable reporting requirements.
Because the SEC views the modification of a 10b5-1 Plan to be the same as terminating an existing 10b5-1 Plan and entering into a new 10b5-1 Plan, the approval process for modifying a 10b5-1 Plan is similar to those for initially adopting the plan. Once you have an approved 10b5-1 Plan in place, you will need approval from our General Counsel if you want to make any changes to it. We may limit your ability to modify your 10b5-1 Plan because making frequent changes to a 10b5-1 Plan may give the appearance that you are trading on material non-public information under the guise of that plan. Modifications to a 10b5-1 Plan can only be made during a trading window and not during any blackout period and when you are not in possession of material, non-public information. If you modify or terminate a 10b5-1 Plan, then you must agree not to trade under a successor 10b5-1 Plan for the applicable Cooling-off Period after termination of the predecessor 10b5-1 Plan.

D.Additional Guidance. The Company considers it improper for those who are employed by or associated with the Company to engage in short-term or speculative transactions in the Company’s securities or in other transactions in the Company’s securities that may lead to inadvertent violations of the insider trading laws. Accordingly, trading in Company securities is subject to the following additional guidelines:
(1)Short Sales. Insiders and other officers and employees may not engage in short sales of the Company’s securities (sales of securities that such Insider, other officer or employee does not own, i.e. borrowed securities).
(2)Options, Other Derivative Securities and Hedging. Insiders, other officers and employees may not engage in transactions involving options on the Company’s securities, such as puts, calls and other derivative securities, whether on an exchange or in any other market. Insiders, other officers and employees also may not engage in hedging transactions, such as collars and forward sale contracts. Insiders, other officers and

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employees should consult the General Counsel if they are uncertain whether a particular type of transaction is covered by this prohibition.
(3)Standing or Limit Orders. Standing or limit orders should be used only for a very brief period of time, if at all. A standing order placed with a broker to sell or purchase Company stock at a specified minimum or maximum price leaves one with no control over the timing of the transaction. The limit order could be executed by the broker when one is aware of material nonpublic information, which would result in unlawful insider trading. The foregoing restrictions shall not apply in the case of transactions occurring pursuant to a written trading plan described in Paragraph C above.
(4)Margin Accounts and Pledges. Securities held in a margin account or pledged as collateral for a loan may be sold without one’s consent — by the broker if they fail to meet a margin call, or by the lender in foreclosure if they default on the loan. Because a margin or foreclosure sale may occur at a time when one is aware of material nonpublic information or otherwise is not permitted to trade in Company securities, except with respect to margin accounts or pledges existing as of April 23, 2019, they are prohibited from holding Company securities in a margin account or pledging Company securities as collateral for a loan. An exception to this prohibition may be granted where one wishes to pledge Company securities as collateral for a loan (not including margin debt) and clearly demonstrates the financial capacity to repay the loan without resort to the pledged securities. If one wishes to pledge Company securities as collateral for a loan, they must submit a request for approval to the General Counsel, together with a copy of the documents evidencing the proposed pledge (if requested by the General Counsel), at least two weeks prior to the proposed execution of such documents. Under no circumstance will an exception be granted to Insiders.
E.Application of Restrictions. The requirements of paragraphs A, B, C and D above apply to every securities transaction in which an Insider or other officer or employee has, or may acquire, a direct or indirect beneficial ownership interest. Persons are considered to have a “beneficial interest” in securities held by them, their spouse, their minor children, and any relative who resides with them or in securities held by anyone else if by contract, understanding, agreement or arrangement, the person enjoys the benefit of ownership. This paragraph is not meant to, and shall not be construed as to, (1) affect the ability of the Company to grant stock options, stock appreciation rights and other securities to Insiders or other officers or employees under employee benefit plans or agreements adopted by the Board of Directors or (2) affect the ability of Insiders or other officers or employees to exercise any stock options, provided, however, that the trading restrictions set forth in this Policy Memorandum, and the requirements of paragraphs A, B, C and D above, do apply with respect to any sale of the underlying stock or to a cashless exercise of the option through a broker (often called a “same-day sale”). Additionally, the trading restrictions in this Policy Memorandum do not apply to investing 401(k) plan contributions in a company stock fund in accordance with the terms of the Company’s 401(k) plan. However, any changes in investment elections regarding the Company’s securities are subject to the trading restrictions in this Policy Memorandum.

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F.Confidentiality. Every reasonable effort will be made to protect the confidentiality of all pre-clearance requests and stock reports. Requests and reports will be used solely to monitor and prevent unlawful trading and to enforce this Policy Memorandum.
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EXHIBIT 19.1
ACKNOWLEDGMENT AND CONSENT
The undersigned has read and understands the foregoing Policy Memorandum Concerning Securities Trading, as amended and restated on December 13, 2023, and agrees to abide by the terms contained therein.

Printed Name

Signature

Date

EXHIBIT 19.1
EXHIBIT A
Confidential Memorandum
TO:    Tim Williams
General Counsel
FROM:
DATE:
SUBJECT:    REQUEST FOR PRIOR APPROVAL OF SECURITIES TRANSACTIONS
The undersigned proposes to engage in a transaction involving the following security:
__    Company Common Stock
__    Other Company Security (Specify type:     )
__    Other Securities
[Name of Issuer and Security]
The transaction proposed is an :
__    Open-Market Purchase (Limit order ___/Market order ___)
__    Open-Market Sale (Limit order __/Market order __)
__    Trading Plan (attach description)
__    Other [Please explain:     ]
[The transaction is proposed to be effected on ________________________.] [or,][The limit order will remain open for ____ days beginning on __________.]
[Date]

[Signature

[Print Name, Title and Department]

______ This transaction may not be effected
______ Authorization of this transaction extends to _____________, 20___. Copies of brokers confirmations of effected transactions must be forwarded to the General Counsel within four hours after the transaction for reporting compliance purposes.

Date	[Signature of approving person or his designee]

EXHIBIT 19.1
EXHIBIT B
Confidential Memorandum
TO:    Tim Williams
General Counsel
FROM:
DATE:
SUBJECT:    TRANSACTION REPORT
Date of transaction:
Number of shares acquired:
Number of shares transferred:
Was this transaction effected pursuant to an approved trading plan? [Yes] [No]
If acquisition or transfer was effected indirectly (e.g., for your spouse, through an individual or entity who has agreed with you to acquire or transfer the security on your behalf, etc.), please identify the person through whom the transaction was effected and your relationship with such person:
Name of Individual or Entity:
Relationship to you:

(Signed)

[Print Name]
(THIS REPORT IS DUE WITHIN SIX HOURS OF A CHANGE IN BENEFICIAL OWNERSHIP, EITHER DIRECTLY OR INDIRECTLY. A FORM 4 MUST BE PREPARED AND FILED WITH THE SECURITIES AND EXCHANGE COMMISSION WITHIN TWO BUSINESS DAYS AFTER THE CHANGE IN BENEFICIAL OWNERSHIP.)

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Schedule 1
Insiders
All Member of the Board of Directors
President and Chief Executive Officer
Chief Financial Officer
Chief Medical Officer
Chief Commercial Officer
Any Senior Vice President
General Counsel
Any other employee or person whom the General Counsel, in consultation with the Company’s outside counsel, determines should be subject to the restrictions imposed on Insiders pursuant to Article III of the Policy Memorandum Concerning Securities Trading.